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         AETNA TO SELL PROPERTY/CASUALTY OPERATIONS
                 TO TRAVELERS FOR $4.0 BILLION

                 _____________________________

        Will Focus on Building National Managed Health Care
        Franchise and Expanding Retirement Services and
                   International Businesses

                 _____________________________


HARTFORD, Conn. -- Aetna Life and Casualty (NYSE: AET) announced today that, as part of a strategic refocusing of the Company, it has entered into a definitive agreement to sell its Property/Casualty operations to Travelers Group for total consideration of $4.0 billion in cash. The sale has been approved by both companies' boards of directors and is subject to regulatory approval and other customary conditions.

"The sale of the Property/Casualty business represents an historic shift for Aetna," Chairman Ronald E. Compton said. "We've made a strategic decision to focus on growth opportunities in our managed health care and financial services businesses both in the U.S. and selected international markets.

"Health care and retirement security are increasingly central concerns to our customers. Our goal is to make the Aetna name synonymous with best-value products, information and expert advice to help each of them plan for a healthier, more secure future.

"Aetna now has three core businesses -- Aetna Health Plans, Aetna Retirement Services and Aetna International -- each with strong market positions and above-average returns. Each will now have the resources needed to grow and become even more competitive and profitable."












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Noting that the P/C transaction would by itself be dilutive to 1996 earnings, Compton said, "We are optimistic that earnings from anticipated acquisitions and the aggressive pursuit of a variety of new opportunities made possible by increased scale in our remaining businesses will help to mitigate any dilution in the near term."

As part of the sale agreement, Travelers has agreed to assume eight years of Aetna's lease at CityPlace in downtown Hartford. Upon completion of the transaction, the facility will house the P/C employees currently located at Aetna's headquarters complex. Aetna employees currently located at CityPlace will in turn relocate to the headquarters complex. Consistent with its focus on eliminating unnecessary costs, Aetna expects to take an approximately $190 million after-tax charge for the remaining CityPlace lease obligation at the close of the transaction.

Aetna Health Plans (AHP) is the country's third largest health care company in this rapidly growing, nearly $1 trillion market. In addition to providing health care coverage through health maintenance organizations, point-of-service plans, preferred provider organizations and traditional fee-for-service plans, AHP also offers a broad range of specialty health and group insurance products. In total, AHP products and services reach 19 million Americans. The company serves 25 percent of the Fortune 1000 and 19,000 employers overall. AHP's 1994 revenues were $7.1 billion and operating earnings were $355 million.

"Aetna has been investing heavily in the health business to broaden our managed care capabilities, increase membership in key markets and create new managed health care programs that customers increasingly demand," Compton said. "As part of that strategy, we will look for opportunities to make strategic investments or acquisitions to further strengthen our overall position. With consolidation in the industry and a shift to managed care, we expect to see the emergence of a handful of leading national managed health care providers.
Aetna intends to be the best of them."

Aetna's financial services business markets a variety of retirement, investment and life insurance products to individuals, businesses and not-for-profit institutions. Assets under management as of September 30, 1995 were $71.2 billion. These businesses contributed $234.3 million to Aetna's operating earnings in 1994.


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"Aetna has built a strong position in several important retirement market niches," Compton said. "We are working to strengthen our position as an equity fund and financial planning provider, and broaden our distribution channels to give customers easier access to our products and services. We are exploring investments and acquisitions to achieve that goal. This market is growing at about 15 percent a year, fueled by the aging of the baby boomers and their concerns about gaps in their retirement benefits. We see real opportunities here."

Aetna International has an established and strong position in key emerging markets including Chile, Mexico, Taiwan, Hong Kong and Malaysia. Aetna's international businesses offer health care, financial security and retirement planning products and services to approximately 2.5 million customers in 10 countries. The company expects to continue developing its current international operations and to penetrate new markets where suitable opportunities exist. International's operating earnings in 1994 were $69 million.

In 1994, Aetna's Property/Casualty business, which includes personal and commercial insurance, accounted for $5.3 billion of Aetna's total revenues of $17.5 billion and $60 million of Aetna's $510 million in operating earnings. It employs approximately 11,600 of the company's 41,000 workers.

"We have been pleased with improving results in our P/C business," Compton said. "The combination with Travelers' P/C business will create a powerhouse P/C operation. For this reason, we have agreed with Travelers -- separate from the P/C sale agreement -- to invest up to $200 million in a potential 1996 offering of common stock in the new entity.

"The transformation under way at Aetna will create an even stronger company, headquartered in Hartford, that will continue to be a leading corporate citizen and employer in the communities where we do business," Compton said.